Exhibit-99.1

Vir Biotechnology Provides Corporate Update and Reports
Second Quarter 2022 Financial Results

– More than $2.6 billion in cash, cash equivalents, investments and profit-share payments to be received from GSK expected to fund the company’s ongoing operations and liabilities for up to five years –

– Company provides update on COVID-19 development program and outlines multiple anticipated value drivers from its robust pipeline –

SAN FRANCISCO, August 9, 2022 – Vir Biotechnology, Inc. (Nasdaq: VIR) today provided a corporate update and reported financial results for the second quarter ended June 30, 2022.

“Vir closed the second quarter with a balance sheet that we believe is sufficient to fund the company for up to five years. During that time, we expect to generate meaningful Phase 2 and Phase 3 data from our programs in COVID-19, hepatitis B, hepatitis D and influenza A, while also advancing multiple early-stage programs into the clinic that have the potential to be significant value drivers,” said George Scangos, Ph.D., chief executive officer of Vir Biotechnology. “With the expectation that there will be an enduring unmet need in the prevention and treatment of COVID-19, we are shifting our strategy from rapidly developing pandemic medicines to a focus on long-term control. With several next-generation antibodies and small molecules moving through R&D, we believe that we are in a strong position to do so. In the near-term, we expect the second half of 2022 to hold many important milestones, including the initiation of our anticipated Phase 2 trial aimed at universal prophylaxis for influenza A, our first trial in hepatitis D and multiple data readouts from our hepatitis B and HIV programs.”

Corporate Update

During the quarter, the Company continued to deliver on its mission of addressing serious infectious diseases, including bringing sotrovimab to appropriate patients and actively investing in next-generation COVID-19 therapies, while simultaneously advancing a robust clinical portfolio aimed at hepatitis B and D, influenza A and human immunodeficiency virus (HIV).

COVID-19

•
In the second quarter of 2022, approximately 265,000 sotrovimab doses were delivered, all to countries outside of the US. This exceeded expectations for delivery of approximately 100,000 doses in the quarter due to additional agreements with countries outside of the US.
•
Sotrovimab currently has Emergency Use Authorization (EUA), temporary authorization or marketing approval (under the brand name Xevudy®️) in more than 40 countries, and remains in use outside of the US.
•
The Company and GlaxoSmithKline (GSK) continue to conduct in vitro testing of sotrovimab against new variants and subvariants as they emerge and plan to submit data in the second half of 2022, including safety at a higher dose and real-world evidence, to regulatory authorities.
•
Due to the evolving COVID-19 landscape and based on discussions with the US Food and Drug Administration (FDA), the Company and GSK do not plan to file a Biologics License Application for sotrovimab at this time and do not intend to pursue the US-based Phase 3 COMET-STAR prophylaxis trial. Discussions with the FDA remain ongoing regarding the appropriate path forward for sotrovimab in the US.
•
As part of the ongoing COVID-19 development plan for sotrovimab:
o
The PROTECT-V prophylaxis trial, a Phase 3 platform trial of sotrovimab sponsored by Cambridge University Hospitals National Health Service (NHS) Foundation Trust, assessing the use of sotrovimab in uninfected individuals started in August. Initial data are expected in 2023.
o
Sotrovimab is being evaluated at a 1g dose among patients hospitalized with COVID-19 in the United Kingdom (UK) as part of the Randomized Evaluation of COVID-19 Therapy (RECOVERY) Trial. Timing of initial data will depend on continued rate of enrollment.
•
VIR-7832 is being evaluated in the Phase 2a portion of the UK’s NHS-supported AGILE initiative. To date, no safety signals have been reported in the Phase 1b or 2a portions of the trial. Additional safety data from the Phase 1b portion of the trial are expected in the second half of 2022.
•
To prepare for new waves of variants and future pandemics, the Company and GSK continue to actively pursue multiple next generation broadly neutralizing and highly potent COVID-19 antibodies, leveraging the Company’s robust antibody platform, with the aim of generating a pipeline of variant-proof antibodies as well as small molecules aimed at treating COVID-19 and potentially other respiratory diseases.

Hepatitis B Virus (HBV)

•
In June, at the International Liver Congress™ 2022, the Annual Meeting of the European Association for the Study of the Liver (EASL), the Company announced encouraging new data from its robust HBV program.
o
Results from the Phase 2 monotherapy trial of VIR-2218 demonstrated that a six-dose regimen provided greater and more durable reductions in hepatitis B surface antigen (HBsAg) than a two-dose regimen, with all participants achieving a >1 log10 IU/mL reduction during the trial.
o
Results from the Phase 1 monotherapy trial of VIR-3434 demonstrated that a single dose (6 mg, 18 mg, 75 mg or 300 mg) resulted in a rapid reduction of HBsAg, with the largest and most durable response noted with the 300 mg dose. Pharmacokinetic (PK) analyses and HBsAg profiles support evaluation of monthly dosing of VIR-3434.
o
Preclinical in vivo data evaluating both VIR-2218 and VIR-3434 as monotherapy and in combination demonstrated that the combination of both compounds resulted in greater HBsAg and HBV DNA reductions than either alone.
•
In June, the first patient was dosed in Part B of the Phase 2 Monoclonal Antibody siRNA Combination against Hepatitis B (MARCH) trial evaluating VIR-2218 in combination with VIR-3434 for 24 and 48 weeks, and in triple combination with VIR-3434 and interferon. Initial data are expected in the second half of 2023. Previously reported results from Part A suggested that VIR-2218 and VIR-3434 are additive in reducing HBsAg, with no drug-related safety signals reported to date. Additional data from Part A are expected later this year.

•
In July, Brii Biosciences exercised its option to acquire exclusive development and commercialization rights to VIR-3434 in China, Hong Kong, Macau, and Taiwan, providing the Company with an option exercise fee. Pending VIR-3434’s development progression in these regions, the Company could receive future milestone payments and royalties.
•
Additional HBV milestones expected in 2022 include:
o
Additional data from the Phase 2 trial of VIR-2218 alone and in combination with PEG-IFN-α.
o
Initial data from the Phase 2 trial led by Brii Biosciences evaluating VIR-2218 in combination with BRII-179, an investigational T cell vaccine, for the potential treatment of chronic HBV infection.
o
Initiation of a Phase 2 platform trial of VIR-2218 in combination with VIR-3434 in viremic patients (THRIVE/STRIVE sub-protocols), with initial data expected in the second half of 2023.

Hepatitis D Virus (HDV)

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The Company expects to initiate a Phase 2 trial of VIR-2218 in combination with VIR-3434 for the treatment of chronic HDV infection called SOLSTICE in the second half of 2022, with initial data expected in 2023. Recent findings indicate that treatment approaches that reduce HBsAg production and block HDV entry into hepatocytes could provide an effective method for HDV management, thus supporting the investigation of the combination of VIR-3434 and VIR-2218 in this high unmet need disease.

Influenza

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Aligned with the start of the North American influenza season in the second half of 2022, the Company expects to initiate a Phase 2 prophylaxis healthy volunteer trial evaluating the safety and efficacy of two different doses of VIR-2482, an intramuscularly administered influenza A-neutralizing monoclonal antibody, with the aim to reduce the rate of infection. The primary efficacy endpoint is confirmation of symptomatic influenza A illness with key secondary endpoints of severity and duration of illness due to influenza A. Initial data are expected in mid-2023.
•
Also in the second half of 2022, the Company expects to initiate a Phase 1b prophylaxis trial evaluating the safety of VIR-2482 in elderly (>65 years old) participants who will receive a flu vaccine. This population is representative of the Company’s anticipated Phase 3 trial population. Initial data are expected in mid-2023.

HIV

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Additional safety and immunology data from the proof-of-concept Phase 1 trial of VIR-1111, an HIV T cell vaccine based on human cytomegalovirus (HCMV), are expected in the second half of 2022. To date, no safety signals have been reported.

Management

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In July, the Company announced that Herbert “Skip” Virgin, M.D., Ph.D., executive vice president, research and chief scientific officer, will step down effective August 30, 2022, to pursue a new position with Altos Labs. He will be a member of the Company’s Scientific Advisory Board. Phil Pang, M.D., Ph.D., executive vice president and chief medical officer, will take on overall responsibility for research and development on an interim basis while the Company identifies a permanent successor.

Second Quarter 2022 Financial Results

•
Revenues: Total revenues for the quarter ended June 30, 2022, were ($40.6 million), compared to $177.1 million for the same period in 2021.
o
The profit-sharing amount under the collaboration with GSK for the quarter ended June 30, 2022, was $342.5 million, which was offset by a non-cash charge of $397.4 million for potential write-offs related to excess sotrovimab supply and manufacturing capacity against uncertain future pandemic demand. As a result, collaboration revenue for the second quarter was ($54.9 million), compared with $5.3 million for the same period in 2021. Collaboration revenue reflects the delivery in the second quarter of approximately 265,000 sotrovimab doses, which exceeded expectations of approximately 100,000 doses due to additional agreements with countries outside the US. The $342.5 million profit-sharing amount due from GSK is expected to be received during the third quarter. Collaboration revenue is calculated by applying the Company’s contractual share of 72.5% to the revenue reported in the period by GSK, $551.9 million for the second quarter, net of cost of goods sold and allowable expenses from both GSK and the Company (e.g., medical affairs, selling and marketing expenses), and adding back the Company’s expenses that appear elsewhere in the consolidated statement of operations (e.g., cost of revenue).
o
Contract revenue for the quarter ended June 30, 2022, was $12.3 million, compared to $168.7 million for the same period in 2021. The decrease for the quarter was primarily due to $168.3 million of revenue related to the license granted to GSK under the Company’s 2021 agreement with GSK recognized in the quarter ended June 30, 2021, partially offset by $7.0 million related to the additional license granted to GSK applicable in mainland China, Hong Kong, Macau and Taiwan upon execution of Amendment No. 1 to the Company’s 2020 agreement with GSK in the quarter ended June 30, 2022.
o
Grant revenue for the quarter ended June 30, 2022, was $2.1 million, compared to $3.1 million for the same period in 2021. The decrease for the quarter was primarily due to the timing of research activities under the grant agreements with the Bill & Melinda Gates Foundation.

•
Cost of Revenue: Cost of revenue for the quarter ended June 30, 2022, was $27.9 million, compared with $1.1 million for the same period in 2021. The increase was due to third-party royalties owed based on the sales of sotrovimab.

•
Research and Development Expenses: Research and development expenses for the quarter ended June 30, 2022, were $115.1 million, which included $14.1 million of non-cash stock-based compensation expense, compared to $86.1 million for the same period in 2021, which included $10.9 million of non-cash stock-based compensation expense. The increase for the quarter was primarily due to higher personnel-related expenses resulting from higher headcount, the change in fair value of the contingent consideration from the acquisition of Humabs, an increase in manufacturing activities for the Company’s product candidates and an increase in the allocation of facilities and other costs, partially offset by a decrease in costs under the collaboration arrangements with GSK and other R&D collaborators and a decrease in clinical trial costs for sotrovimab.

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Selling, General and Administrative Expenses: Selling, general and administrative expenses for the quarter ended June 30, 2022, were $41.6 million, which included $13.0 million of non-cash stock-based compensation expense, compared to $28.8 million for the same period in 2021, which included $10.1 million of non-cash stock-based compensation expense. The increase for the quarter was primarily due to higher personnel-related expenses related to additional headcount, external consulting services, business tax expenses related to increased revenue from the sale of sotrovimab and allocated facilities costs due to higher lease expense.

•
Other (Expense) Income: Other expense for the quarter ended June 30, 2022, was ($8.5 million), compared to income of $0.8 million for the same period in 2021. The increase for the quarter was primarily due to the unrealized loss of $11.4 million resulting from the change in fair value of the Company's equity investment in Brii Biosciences, partially offset by higher interest income.

•
Benefit from (Provision for) Income Taxes: Benefit from income taxes for the quarter ended June 30, 2022, was $157.2 million, compared to a ($53,000) provision for income taxes for the same period in 2021. The increase in benefit from income taxes for the quarter was primarily due to the Company’s pre-tax book loss and the decrease in the estimated 2022 annual effective tax rate.

•
Net (Loss) Income: Net loss for the quarter ended June 30, 2022, was ($76.5 million), or ($0.58) per share, basic and diluted, compared to net income of $61.8 million, or $0.48 per share, basic, and $0.46 per share, diluted, for the same period in 2021.

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Cash, Cash Equivalents, Investments, and Profit-Share Payments: As of June 30, 2022, excluding restricted cash, the Company had more than $2.6 billion in cash, cash equivalents, investments, and profit-share payments to be received from GSK.

Sotrovimab in the United States

The following is a summary of information for sotrovimab. Healthcare providers in the US should review the Fact Sheets for information about the authorized use of sotrovimab and mandatory requirements of the Emergency Use Authorization (EUA). Please see the Food and Drug Administration (FDA) Letter of Authorization, full Fact Sheet for Healthcare Providers and full Fact Sheet for Patients, Parents, and Caregivers.

Sotrovimab has been authorized by the FDA for the emergency use described below. Sotrovimab is not FDA-approved for this use.

Sotrovimab is authorized only for the duration of the declaration that circumstances exist justifying the authorization of the emergency use of sotrovimab under section 564(b)(1) of the Food, Drug, and Cosmetic Act, 21 U.S.C. § 360bbb-3(b)(1), unless the authorization is terminated or revoked sooner. Due to the continued proportion of COVID-19 cases caused by certain Omicron subvariants, sotrovimab is not currently authorized in any US region.

Authorized use

The FDA has issued an EUA to permit the emergency use of the unapproved product sotrovimab for the treatment of mild-to-moderate coronavirus disease 2019 (COVID-19) in adults and pediatric patients (12 years of age and older weighing at least 40kg) with positive results of direct SARS-CoV-2 viral testing, and who are at high risk for progression to severe COVID-19, including hospitalization or death.

Limitations of authorized use

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Sotrovimab is not authorized for treatment of mild to moderate COVID-19 in geographic regions where infection is likely to have been caused by a non-susceptible SARS-CoV-2 variant based on available information including variant susceptibility to these drugs and regional variant frequency.
o
FDA’s determination and any updates will be available at: https://www.fda.gov/emergency-preparedness-and-response/mcm-legal-regulatory-and-policy-framework/emergency-use-authorization#coviddrugs.

Sotrovimab is not authorized for use in adult or pediatric patients who:

•
are hospitalized due to COVID-19, OR
•
require oxygen therapy and/or respiratory support due to COVID-19, OR
•
require an increase in baseline oxygen flow rate and/or respiratory support due to COVID-19 in those on chronic oxygen.

Benefit of treatment with sotrovimab has not been observed in patients hospitalized due to COVID-19. SARS-CoV-2 monoclonal antibodies may be associated with worse clinical outcomes when administered to hospitalized patients with COVID-19 requiring high flow oxygen or mechanical ventilation.

Important Safety Information

CONTRAINDICATIONS
Sotrovimab is contraindicated in patients who have a history of anaphylaxis to sotrovimab or to any of the excipients in the formulation.

WARNINGS AND PRECAUTIONS
There are limited clinical data available for sotrovimab. Serious and unexpected adverse events may occur that have not been previously reported with sotrovimab use.

Hypersensitivity Including Anaphylaxis and Infusion-Related Reactions

Serious hypersensitivity reactions, including anaphylaxis, have been observed with administration of sotrovimab. If signs and symptoms of a clinically significant hypersensitivity reaction or anaphylaxis occur, immediately discontinue administration and initiate appropriate medications and/or supportive care.

Infusion-related reactions, occurring during the infusion and up to 24 hours after the infusion, have been observed with administration of sotrovimab. These reactions may be severe or life-threatening.

Signs and symptoms of infusion-related reactions may include: fever, difficulty breathing, reduced oxygen saturation, chills, fatigue, arrhythmia (e.g., atrial fibrillation, sinus tachycardia, bradycardia), chest pain or discomfort, weakness, altered mental status, nausea, headache, bronchospasm, hypotension, hypertension, angioedema, throat irritation, rash including urticaria, pruritus, myalgia, vaso-vagal reactions (e.g., pre-syncope, syncope), dizziness and diaphoresis.

If an infusion-related reaction occurs, consider slowing or stopping the infusion and administer appropriate medications and/or supportive care. Clinically monitor patients for at least 1 hour after completion of the infusion for signs and symptoms of hypersensitivity. Hypersensitivity reactions occurring more than 24 hours after the infusion have also been reported with the use of SARS-CoV-2 monoclonal antibodies under Emergency Use Authorization.

Clinical Worsening After SARS-CoV-2 Monoclonal Antibody Administration

Clinical worsening of COVID‑19 after administration of SARS-CoV-2 monoclonal antibody treatment has been reported and may include signs or symptoms of fever, hypoxia or increased respiratory difficulty, arrhythmia (e.g., atrial fibrillation, tachycardia, bradycardia), fatigue and altered mental status. Some of these events required hospitalization. It is not known if these events were related to SARS-CoV-2 monoclonal antibody use or were due to progression of COVID‑19.

Limitations of Benefit and Potential for Risk in Patients with Severe COVID‑19

Benefit of treatment with sotrovimab has not been observed in patients hospitalized due to COVID‑19. SARS-CoV-2 monoclonal antibodies may be associated with worse clinical outcomes when administered to hospitalized patients with COVID‑19 requiring high flow oxygen or mechanical ventilation. Therefore, sotrovimab is not authorized for use in patients: who are hospitalized due to COVID‑19, OR who require oxygen therapy due to COVID‑19 OR who require an increase in baseline oxygen flow rate due to COVID‑19 in those on chronic oxygen therapy due to underlying non‑COVID‑19 related comorbidity.

ADVERSE EVENTS

Infusion-related reactions, including immediate hypersensitivity reactions, were observed in subjects treated with sotrovimab in COMET-ICE (1%) and in COMET-TAIL (<1%). Events reported within 24 hours of study treatment were pyrexia, chills, dizziness, dyspnea, pruritus, rash, and infusion-related reactions; all events were Grade 1 (mild) or Grade 2 (moderate).

Hypersensitivity adverse reactions were observed in 2% of patients treated with sotrovimab in COMET-ICE and in <1% of subjects treated with sotrovimab in COMET-TAIL. All were Grade 1 (mild) or Grade 2 (moderate). One reaction led to temporary pausing of the infusion.

The most common treatment-emergent adverse events observed in the sotrovimab treatment group in COMET-ICE were rash (1%) and diarrhea (2%), all of which were Grade 1 (mild) or Grade 2 (moderate).

USE IN SPECIFIC POPULATIONS
Pregnancy
A pregnancy exposure registry monitors pregnancy outcomes in women exposed to sotrovimab during pregnancy. To enroll, go to https://covid-pr.pregistry.com/ or call 1-800-616-3791 to obtain information about the registry.

There are insufficient data to evaluate a drug-associated risk of major birth defects, miscarriage or adverse maternal or fetal outcome. Sotrovimab should be used during pregnancy only if the potential benefit justifies the potential risk for the mother and the fetus. There are maternal and fetal risks associated with untreated COVID-19 in pregnancy.

Lactation
There are no available data on the presence of sotrovimab in human milk, the effects on the breastfed infant or the effects on milk production. Individuals with COVID-19 who are breastfeeding should follow practices according to clinical guidelines to avoid exposing the infant to COVID-19.

About VIR-7832

VIR-7832 is an investigational dual-action SARS-CoV-2 monoclonal antibody. Preclinical data suggest it has the potential to both block viral entry into healthy cells and an enhanced ability to clear infected cells. The antibody binds to an epitope on SARS-CoV-2 that is shared with SARS-CoV-1 (the virus that causes SARS), indicating that the epitope is highly conserved, which may make it more difficult for resistance to develop. VIR-7832, which incorporates Xencor’s Xtend™ and other Fc technologies, has been designed to have an extended half-life. Importantly, VIR-7832 also has been engineered to potentially enhance virus-specific T cell function, which could help treat and/or prevent COVID-19 infection.

About VIR-2218

VIR-2218 is an investigational subcutaneously administered HBV-targeting siRNA that has the potential to stimulate an effective immune response and have direct antiviral activity against HBV. It is the first siRNA in the clinic to include Enhanced Stabilization Chemistry Plus (ESC+) technology to enhance stability and minimize off-target activity, which potentially can result in an increased therapeutic index. VIR-2218 is the first asset in the Company’s collaboration with Alnylam Pharmaceuticals, Inc. to enter clinical trials.

About VIR-3434

VIR-3434 is an investigational subcutaneously administered HBV-neutralizing monoclonal antibody designed to block entry of all 10 genotypes of HBV into hepatocytes and also to reduce the level of virions and subviral particles in the blood. VIR-3434, which incorporates Xencor’s Xtend™ and other Fc technologies, has been engineered to potentially function as a T cell vaccine against HBV in infected patients, as well as to have an extended half-life.

About VIR-1111

VIR-1111 is an investigational subcutaneously administered HIV T cell vaccine based on HCMV that has been designed to elicit abundant T cells that recognize HIV epitopes in a way that differs from prior HIV vaccines.

About VIR-2482

VIR-2482 is an investigational intramuscularly administered influenza A-neutralizing monoclonal antibody. In vitro, it has been shown to cover all major strains of influenza A that have arisen since the 1918 Spanish flu pandemic. VIR-2482 is designed as a universal prophylactic for influenza A. It has the potential to overcome the limitations of current flu vaccines and lead to meaningfully higher levels of protection due to its broad strain coverage and because it does not rely on an individual to create their own protective antibody response. VIR-2482, which incorporates Xencor’s Xtend™ technology, also has been half-life engineered so that a single dose has the potential to last the entire flu season.

Vir’s Commitment to COVID-19

Vir was founded with the mission of addressing the world’s most serious infectious diseases. In 2020, Vir responded rapidly to the COVID-19 pandemic by leveraging our unique scientific insights and industry-leading antibody platform to explore multiple monoclonal antibodies as potential therapeutic or preventive options for COVID-19. Sotrovimab is the first SARS-CoV-2-targeting antibody Vir advanced into the clinic. It was carefully selected for its demonstrated promise in pre-clinical research, including an anticipated high barrier to resistance and potential ability to both block the virus from entering healthy cells and clear infected cells. Vir is continuing to pursue novel therapeutic and prophylactic solutions to combat SARS-CoV-2 and future coronavirus pandemics, both independently and in collaboration with its partners.

About Vir Biotechnology

Vir Biotechnology is a commercial-stage immunology company focused on combining immunologic insights with cutting-edge technologies to treat and prevent serious infectious diseases. Vir has assembled four technology platforms that are designed to stimulate and enhance the immune system by exploiting critical observations of natural immune processes. Its current development pipeline consists of product candidates targeting COVID-19, hepatitis B and hepatitis D viruses, influenza A and human immunodeficiency virus. Vir routinely posts information that may be important to investors on its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Forward-looking statements contained in this press release include, but are not limited to, statements regarding Vir’s strategy and plans; Vir’s capital allocation; Vir’s future financial and operating results and its expectations related thereto; potential of, and expectations for, Vir’s pipeline; Vir’s clinical development programs, clinical trials, including the enrollment of Vir’s clinical trials, and data readouts and presentations; testing the ability of sotrovimab to maintain activity against new variants and subvariants; Vir’s plans for sotrovimab and its COVID-19 portfolio; clinical data from Vir’s ongoing trials of VIR-2218 and VIR-3434; the ability of VIR-2218 and VIR-3434 (as monotherapies or combination therapies) to treat and/or prevent chronic HBV infection or treat HDV infection; the timing of Brii Biosciences’ Phase 2 trial evaluating VIR-2218 in a combination trial with BRII-179; and Vir’s plans for its HBV, HDV, influenza and HIV portfolios. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data or results observed during clinical trials or in data readouts; the timing and outcome of Vir’s planned interactions with regulatory authorities; difficulties in obtaining regulatory approval; difficulties in collaborating with other companies; challenges in accessing manufacturing capacity; clinical site activation rates or clinical trial enrollment rates that are lower than expected; successful development and/or commercialization of alternative product candidates by Vir’s competitors; changes in expected or existing competition; delays in or disruptions to Vir’s business or clinical trials due to the COVID-19 pandemic, geopolitical changes (including the war in Ukraine) or other external factors; and unexpected litigation or other disputes. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements, or the scientific data presented. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the US Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Investors

Heather Rowe Armstrong

VP, Investor Relations

harmstrong@vir.bio

+1-415-915-4228

Media

Cara Miller

VP, Corporate Communications

cmiller@vir.bio

+1-415-941-6746

Vir Biotechnology, Inc.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Collaboration revenue	$(54,941)	$5,333	$1,174,715	$5,333
Contract revenue	12,254	168,653	12,536	169,266
Grant revenue	2,058	3,082	4,579	4,453
Total revenue	(40,629)	177,068	1,191,830	179,052
Operating expenses:
Cost of revenue	27,921	1,144	118,070	1,152
Research and development	115,082	86,126	205,309	220,996
Selling, general and administrative	41,590	28,781	79,845	54,520
Total operating expenses	184,593	116,051	403,224	276,668
(Loss) income from operations	(225,222)	61,017	788,606	(97,616)
Other (expense) income:
Change in fair value of equity investments	(11,390)	—	(106,429)	—
Interest income	2,200	97	2,588	261
Other income (expense), net	691	752	3,421	(9,494)
Total other (expense) income	(8,499)	849	(100,420)	(9,233)
(Loss) income before benefit from (provision for) income taxes	(233,721)	61,866	688,186	(106,849)
Benefit from (provision) for income taxes	157,228	(53)	(246,058)	(249)
Net (loss) income	$(76,493)	$61,813	$442,128	$(107,098)
Net (loss) income per share, basic	$(0.58)	$0.48	$3.34	$(0.83)
Net (loss) income per share, diluted	$(0.58)	$0.46	$3.28	$(0.83)
Weighted-average shares outstanding, basic	132,450,018	130,121,943	132,326,244	128,938,851
Weighted-average shares outstanding, diluted	132,450,018	133,789,977	134,643,840	128,938,851

Vir Biotechnology, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,505,183	$347,815
Short-term investments	654,113	217,182
Restricted cash and cash equivalents, current	13,147	8,594
Receivable from collaboration	7,000	773,079
Equity investments	36,407	143,148
Prepaid expenses and other current assets	72,417	73,003
Total current assets	2,288,267	1,562,821
Intangible assets, net	33,021	33,287
Goodwill	16,937	16,937
Property and equipment, net	85,135	42,834
Operating right-of-use assets	86,879	87,220
Restricted cash and cash equivalents, noncurrent	8,354	7,006
Long-term investments	97,585	201,388
Other assets	2,816	2,775
TOTAL ASSETS	$2,618,994	$1,954,268
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,618	$6,521
Accrued and other liabilities	354,086	236,512
Deferred revenue, current portion	113,164	98,209
Total current liabilities	477,868	341,242
Deferred revenue, noncurrent	4,419	3,815
Operating lease liabilities, noncurrent	130,205	133,561
Contingent consideration, noncurrent	28,455	22,822
Deferred tax liability	18,439	18,439
Other long-term liabilities	7,596	2,540
TOTAL LIABILITIES	666,982	522,419
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of June 30, 2022 and December 31, 2021; no shares issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 132,597,812 and 131,161,404 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	13	13
Additional paid-in capital	1,656,024	1,571,535
Accumulated other comprehensive loss	(7,553)	(1,099)
Retained earnings (accumulated deficit)	303,528	(138,600)
TOTAL STOCKHOLDERS’ EQUITY	1,952,012	1,431,849
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,618,994	$1,954,268